Exhibit 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SPECIAL VOTING PREFERRED STOCK

OF

AKERNA CORP.

(Pursuant to Section 151 of the

General Corporation Law of the State of Delaware)

AKERNA CORP., a Delaware corporation (the “Company”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designation under the corporate seal of the Company and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors (the “Board”) of the Company by its Amended and Restated Certificate of Incorporation (as such may be amended, modified or restated from time to time, the “Certificate of Incorporation”), the Board has duly adopted the following resolutions:

RESOLVED, that, pursuant to the provisions of Article Fourth of the Certificate of Incorporation (which authorizes 5,000,000 shares of preferred stock, par value of $0.0001 per share (the “Preferred Stock”)), and the authority vested in the Board, a series of Preferred Stock be, and it hereby is, created, and the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Certificate of Incorporation and this Certificate of Designation (as it may be amended from time to time, this “Certificate of Designation”) as follows:

SPECIAL VOTING PREFERRED STOCK

1. Designation; Amount and Par Value. The series of Preferred Stock shall be designated as “Special Voting Preferred Stock” and the number of shares so designated shall be one (1). The sole outstanding share of Special Voting Preferred Stock shall have a par value of $0.0001 per share.

2. Dividends. Subject to the provisions of Section 4 of this Certificate of Designation, the holder of record of the share of Special Voting Preferred Stock shall not be entitled to receive any dividends declared and paid by the Company.

3. Voting Rights.

(a) The holder of record of the share of Special Voting Preferred Stock, except as otherwise required under applicable law or as set forth in Section 3(b) below, shall not be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

(b) With respect to all meetings of the stockholders of the Company at which the holders of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), are entitled to vote (each, a “Stockholder Meeting”), the holder of the share of Special Voting Preferred Stock shall vote together with the holders of such Common Stock as a single class except as otherwise required under applicable law, and the holder of the share of Special Voting Preferred Stock shall be entitled to cast on such matter a number of votes equal to the number of Exchangeable Shares (the “Exchangeable Shares”) of Akerna Canada Ample Exchange Inc. (f/k/a 2732805 Ontario Inc.), an Ontario corporation (“Purchaser”), outstanding as of the record date for determining stockholders entitled to vote at such Stockholder Meeting (i) that are not owned by the Company or its affiliates and (ii) as to which the holder of the share of Special Voting Preferred Stock has received voting instructions from the holders of such Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement (the “Trust Agreement”), to be entered into among the Company, Purchaser, 2732804 Ontario Inc., an Ontario corporation (“Callco”), and the trustee thereunder (the “Trustee”).

4. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holder of record of the Special Voting Preferred Stock shall (A) rank (i) senior to the holders of the Company’s Common Stock and (ii) junior to all other classes or series of Preferred Stock of the Company (if any); and (B) be entitled to receive from the Company, prior to the holders of shares of Common Stock, an amount equal to $1.00.

5. Other Provisions.

(a) The holder of record of the share of Special Voting Preferred Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of capital stock of the Company.

(b) The Trustee shall exercise the voting rights attached to the share of Special Voting Preferred Stock pursuant to and in accordance with the Trust Agreement. The voting rights attached to the share of Special Voting Preferred Stock shall terminate pursuant to and in accordance with the Trust Agreement.

(c) At such time as the share of Special Voting Preferred Stock has no votes attached to it, the Special Voting Preferred Stock shall be automatically cancelled.

(d) This Certificate of Designation shall be effective upon filing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations, Preferences and Rights of Special Voting Preferred Stock to be duly executed by its Chief Executive Officer this 26th day of June, 2020.

AKERNA CORP.

By:	/s/ Jessica Billingsley
	Name:	Jessica Billingsley
	Title:	Chief Executive Officer

Signature Page to Certificate of Designation, Preferences and Rights of Special Voting Preferred Stock of Akerna Corp.